V E R I T E X Stephens Bank CEO Forum September 20, 2017

2 Safe Harbor Statement ABOUT VERITEX HOLDINGS, INC. Headquartered in Dallas, Texas, Veritex Holdings, Inc. (“VBTX”, “Veritex” or the “Company”) is a bank holding company that conducts banking activities through its wholly-owned subsidiary, Veritex Community Bank, with locations throughout the Dallas Fort Worth metroplex and in the Houston and Austin metropolitan area. Veritex Community Bank is a Texas state chartered bank regulated by the Texas Department of Banking and the Board of Governors of the Federal Reserve System. For more information, visit www.veritexbank.com. NO OFFER OR SOLICITATION This communication does not constitute an offer to sell, a solicitation of an offer to sell, the solicitation or an offer to buy any securities or a solicitation of any vote or approval. There will be no sale of securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirement of Section 10 of the Securities Act of 1933, as amended. ADDITIONAL INFORMATION ABOUT THE MERGER AND WHERE TO FIND IT In connection with the proposed merger of Veritex and Liberty Bancshares, Inc. (“Liberty”), Veritex will file with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 that will include a proxy statement of Liberty and a prospectus of Veritex, as well as other relevant documents concerning the proposed merger. WE URGE INVESTORS AND SECURITY HOLDERS TO READ THE REGISTRATION STATEMENT ON FORM S-4 AND THE PROXY STATEMENT/PROSPECTUS INCLUDED WITHIN THE REGISTRATION STATEMENT ON FORM S-4 AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS AND ANY OTHER RELEVANT DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE MERGER BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT VERITEX, SOVEREIGN AND THE MERGER. Investors and security holders will be able to obtain free copies of the registration statement on Form S-4 and the related proxy statement/prospectus, when filed, as well as other documents filed with the SEC by Veritex through the web site maintained by the SEC at www.sec.gov. Documents filed with the SEC by Veritex will also be available free of charge by directing a written request to Veritex Holdings, Inc., 8214 Westchester Drive, Suite 400, Dallas, Texas 75225 Attn: Investor Relations. Veritex’s telephone number is (972) 349-6200. NON-GAAP FINANCIAL MEASURES Veritex reports its results in accordance with United States generally accepted accounting principles (“GAAP”). However, management believes that certain non-GAAP performance measures used in managing the business may provide meaningful information about underlying trends in its business. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, Veritex’s reported results prepared in accordance with GAAP. Please see Reconciliation of Non-GAAP Measures at the end of this presentation for a reconciliation to the nearest GAAP financial measure. PARTICIPANTS IN THE TRANSACTION Veritex, Liberty and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Liberty in connection with the proposed merger. Certain information regarding the interests of these participants and a description of their direct and indirect interests, by security holdings or otherwise, will be included in the proxy statement/prospectus regarding the proposed transaction when it becomes available. Additional information about Veritex and its directors and officers may be found in the definitive proxy statement of Veritex relating to its 2017 Annual Meeting of Stockholders filed with the SEC on April 10, 2017. The definitive proxy statement can be obtained free of charge from the sources described above.

3 Forward Looking Statements “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This presentation may contain certain forward-looking statements within the meaning of the securities laws that are based on various facts and derived utilizing important assumptions, current expectations, estimates and projections about the Company and its subsidiaries. Forward-looking statements include information regarding the Company’s future financial performance, business and growth strategy, projected plans and objectives, and related transactions, integration of the acquired businesses, ability to recognize anticipated operational efficiencies, and other projections based on macroeconomic and industry trends, which are inherently unreliable due to the multiple factors that impact economic trends, and any such variations may be material. Statements preceded by, followed by or that otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “projects,” “estimates,” “plans” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may” and “could” are generally forward-looking in nature and not historical facts, although not all forward-looking statements include the foregoing. Further, certain factors that could affect our future results and cause actual results to differ materially from those expressed in the forward-looking statements include, but are not limited to whether the Company can: successfully implement its growth strategy, including identifying acquisition targets and consummating suitable acquisitions; continue to sustain internal growth rate; provide competitive products and services that appeal to its customers and target market; continue to have access to debt and equity capital markets; and achieve its performance goals. For discussion of these and other risks that may cause actual results to differ from expectations, please refer to “Speical Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in Veritex’s Annual Report on Form 10-K filed with the SEC on March 10, 2017 and any updates to those risk factors set forth in Veritex’s subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K. If one or more events related to these or other risks or uncertainties materialize, or if Veritex’s underlying assumptions prove to be incorrect, actual results may differ materially from what Veritex anticipates. Accordingly, you should not place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and Veritex does not undertake any obligation to publicly update or review any forward- looking statement, whether as a result of new information, future developments or otherwise. New risks and uncertainties arise from time to time, and it is not possible for us to predict those events or how they may affect us. In addition, Veritex cannot assess the impact of each factor on Veritex’s business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. All forward-looking statements, expressed or implied, included in this communication are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that Veritex or persons acting on Veritex’s behalf may issue. Annualized, pro forma, projected and estimated numbers are used for illustrative purpose only, are not forecasts and may not reflect actual results.

Veritex – "Truth in Texas Banking"

Overview

- Headquartered in Dallas, Texas
- Established in 2010
- 21 locations within several of the fastest growing metropolitan markets in the U.S.
- Strong core deposit mix and commercial lending focus
- Significant organic growth profile complemented by disciplined M&A
- Sovereign acquisition closed and system conversion completed in third quarter 2017

Franchise Footprint


TEXAS
D/FW Metroplex

6/30/17 Financial Highlights

(Dollars in Millions)

	As Reported	Pro Forma[1]
Total Assets	$ 1,509	$ 2,572
Total Loans[2]	1,122	1,890
Total Deposits	1,211	2,024
NPAs / Assets	0.13%	0.46%

Source: SNL Financial and Company documents; financial data as of 6/30/17.
(1) Pro forma represents Veritex and Sovereign figures as of 6/30/17 as adjusted for purchase accounting.
(2) Total loans excludes loans held for sale.

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Veritex Community Bank: Goals, Objectives & Strategies 5 Our goal is to be Texas’ premier community bank generating superior returns for our shareholders while delivering unparalleled customer service through personal relationships maintained by a highly motivated and satisfied workforce. Equip our bankers with quality support, analytic resources, and product solutions tailored to meet our customers’ needs. Monitor banker pipeline, sales and closings. Support the generation of quality leads and referrals resulting in new business. Implement programs that focus on cross selling. Maintain a sharp focus on capital growth through consistent increase in earnings and tangible book value. Closely manage cost and income opportunities. Identify unprofitable relationships and manage them accordingly. Link profitability to executive and lender compensation. Manage production teams and operations to ensure compliance with policies, procedures and regulations. Invest time, resources, and capital in technology, compliance, audit and risk management. Maintain sound policies and procedures, obtain buy-in from staff. Maintain high quality credit culture, continue to monitor and analyze the loan portfolio. Build a banking team and corporate structure that consistently outperforms our peer group. Continue to build teams that provide excellent customer service and support all areas of the bank. Improve and foster Veritex culture and brand. Hire and retain best in class employees. G o al Obje cti ve s St ra tegi es

 ~40% annualized loan growth for the quarter  Record loan production exceeding $100 million  Pipelines are building with the addition of experienced lending executives to our already strong team Loan Growth 6 Recently Announced Q2 Highlights  0.13% NPAs to Total Assets  No material net charge offs in the quarter  Continued strong credit trends Pristine Credit  3.53% NIM representing a 32bps increase from Q1  55.0% efficiency ratio  Diluted EPS of $0.23 vs. $0.20 in Q1 Earnings Trends Source: VBTX earnings release. Figures represent Veritex standalone for the periods noted.

Announced Acquisition of Liberty Bancshares

Company Overview

- Fort Worth-based bank founded in 1985 with 5 branches in Tarrant County
- Largest remaining independent bank with significant assets in Fort Worth and Tarrant County
- Experienced lending team with intimate knowledge of Tarrant County market
- Strong asset quality

Financial Summary(1)

Consolidated Balance Sheet Data ($ in 000s)		
Total Assets	$	459,287
Total Loans		330,206
Total Deposits		389,440
Loans / Deposits		84.8%
Tangible Common Equity	$	35,207
TCE / TA		7.9%
Bank Level Profitability Data (MRQ 6/30/17)		
ROAA		0.91%
Net Interest Margin		3.94%
Efficiency Ratio		62.2%
Asset Quality		
NPAs / Assets		0.36%

Pro Forma Metroplex Footprint


Justin
Lantana
Double Oak
The Colony
Allen
Plano
Trophy Club
Haslet
Coppell
Carrollton
Richardson
Keller
Farmers Branch
Colleyville
Watauga
Saginaw
North Richland Hills
Euless
Haltom City
Irving
University Park
Highland Park
Dallas
Fort Worth
Arlington
Tom Landry Hwy
Cockrell Hill
Dalworthington Gardens
VBTX (12)
Sovereign (6)
Liberty (5)

- Strong pro forma(2) Tarrant County deposit franchise:
  - Ranked 11th in deposits in Tarrant County
  - Ranked 4th among Texas-based banks

Source: SNL Financial and Company documents. Weighted deposit market share rank based upon SNL Branch Analytics.
(1) Data as of and for the second quarter ended 6/30/17.
(2) Pro forma represents combined Veritex, Sovereign and Liberty figures as of 6/30/17, excluding purchase accounting adjustments.

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Significant Expansion in Attractive Fort Worth Market

Market Highlights

- Tarrant County is the 5th fastest growing county in the U.S.
- Fort Worth is the 16th largest city in the U.S. ranked by population
- Headquarters for several major U.S. corporations plus significant ongoing corporate relocations and expansions
- Veritex's pro forma(1) Tarrant County franchise will include:
  - 8 branch offices
  - $501 million in loans
  - $515 million in deposits

Projected 5-Year Population Growth



8.5%
8.1%
7.5%
3.8%
Fort Worth
DFW
Texas
National

Pro Forma Deposit Market Share

(Dollars in Thousands)

Tarrant County					
Overall Rank	TX HQ Rank	Bank	City	State	Weighted Deposits(2)
1		JPMorgan Chase & Co.	New York	NY	$ 7,280,813
2		Wells Fargo & Co.	San Francisco	CA	6,075,447
3		Bank of America Corp.	Charlotte	NC	4,874,500
4	1	Cullen/Frost Bankers Inc.	San Antonio	TX	4,353,891
5		Banco Bilbao Vizcaya Argentaria SA	Bilbao	-	2,752,698
6		Simmons First National Corp.	Pine Bluff	AR	1,258,807
7		BOK Financial Corp.	Tulsa	OK	813,080
8		Pinnacle Bancorp Inc.	Omaha	NE	720,439
9	2	Southside Bancshares Inc.	Tyler	TX	701,935
10	3	Hilltop Holdings Inc.	Dallas	TX	521,462
11	4	Veritex Holdings Inc.	Dallas	TX	507,843
12	5	Comerica Inc.	Dallas	TX	409,537
13		Capital One Financial Corp.	McLean	VA	404,159
14	6	Colonial Holding Co.	Fort Worth	TX	361,919
15	7	First Command Financial Services Inc.	Fort Worth	TX	328,602

Source: SNL Financial & United States Census Bureau Estimates.
(1) Pro forma represents combined Veritex, Sovereign and Liberty figures as of 6/30/17, excluding purchase accounting adjustments.
(2) Weighted deposit market share rank based upon SNL Branch Analytics.

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Accretive Transaction Combined with Growth Capital

Growth Capital

- Expect net undeployed proceeds of ~$45 million after payment of cash consideration in Sovereign and Liberty transactions
- Represents unique opportunity to provide growth capital and meaningful TBVPS accretion without EPS dilution
  - The merger and offering combined is slightly accretive to 2018 EPS before assuming any deployment or leveraging of growth capital
- Positions Veritex to take full advantage of significant growth opportunities
  - Robust loan and M&A pipelines are expected to continue
  - Emphasis on maintaining credit quality and M&A disciplines
  - Proven history and relentless focus on stewardship of capital

Transaction Impact

	Pro Forma Liberty	Pro Forma Equity Raise
TCE / TA	8.8%	10.5%
Total RBC	11.2%	13.2%
100% CL&D Guideline	~125%	~100%
300% CRE Guideline	~360%	~300%
2018 EPS Accretion	~8%	~0.5%
2019 EPS Accretion	~9%	~1%
TBVPS Accretion / (Dilution)	~(4%)	~5%

Note: Estimated pro forma for completion of the Sovereign transaction (including purchase accounting adjustments) and assumes Liberty transaction closes on 12/31/17. Assumes ~$50 million equity raise plus 15% option based on an offering price per share of $26.53, the closing price as of 7/28/17. EPS accretion estimates represent figures before any deployment of growth capital.

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$1,408,507 $181,800 $220,100 $121,417 $197,949 $437,820 $524,127 $664,971 $802,286 $1,039,551 $1,508,589 $2,572,394 $3,031,681 2010 2011 2012 2013 2014 2015 2016 6/30/17 Pro Forma 6/30/17 Pro Forma 6/30/17 Total Assets at Year End Assets Acquired During the Year Successful Organic Growth and M&A Strategy Source: SNL Financial and Company documents. (1) Pro forma represents combined assets for Veritex and Sovereign as of 6/30/17, including purchase accounting adjustments. (2) Pro forma represents combined assets for Veritex, Sovereign and Liberty as of 6/30/17, including purchase accounting adjustments for Sovereign, but not Liberty. 10 Founded Veritex Holdings & acquired $182 million asset Professional Bank Acquired $166 million asset Fidelity Bank and $54 million asset Bank of Las Colinas Grew $86 million organically and hit $500 million in total assets Grew $141 million organically Completed $40 million Initial Public Offering and grew $137 million organically Acquired $121 million asset IBT Bancorp, Inc. Grew $369 million or 35.5% organically in 2016 (Dollars in Thousands) Record Q2 loan growth of $100 million (1) (2)

Commitment to Delivering Shareholder Value Sources: SNL Financial, Company documents as filed for the period ending 6/30/17 and Factset as of 9/12/17. Figures represent Veritex standalone for the periods noted. (1) Excludes loans held for sale. (2) Efficiency ratio calculated as net interest income excluding provision for loan loss plus noninterest income divided by total noninterest expense. Total Deposits 11 Efficiency Ratio (2) (Dollars in Millions) 92.2% 78.0% 69.8% 66.5% 60.8% 55.6% 55.0% 2011 2012 2013 2014 2015 2016 2Q17 Performance Since IPO (Dollars in Millions) Total Loans (1) $298 $398 $495 $603 $821 $992 $1,122 2011 2012 2013 2014 2015 2016 2Q17 $365 $448 $574 $639 $868 $1,120 $1,211 2011 2012 2013 2014 2015 2016 2Q17 Veritex 96.2% NASDAQ Bank 49.6% S&P 500 29.5%

 Total Houston loan exposure $209.7 million  Loan Mix $149.8 million Commercial real estate $ 59.8 million Non-real estate Loan Exposure 12 Houston Market Update  Expect minimal impact to loan loss reserve  Continue to evaluate the impact of Hurricane Harvey on our Houston business Credit Impact  Employees are safe, our offices did not incur any significant damage, and most borrowers did not experience any significant downtime  Options offered to customers include: ➢ Moratorium on principal payments for up to 90 days ➢ Short term working capital/assistance loans ➢ Waiving overdraft, NSF and late payment fees Hurricane Harvey Impact

13 Acquisition and Integration Update Third Quarter 2017 Fourth Quarter 2017 First Quarter 2018 Second Quarter 2018 Closed Sovereign on August 1, completed integration and system conversion on September 11 Liberty shareholder meeting to approve transaction Anticipated close of the Liberty transaction Liberty integration and conversion Announced definitive agreement for Liberty on August 1 Expected significant recognition of Sovereign cost savings Focus on Liberty integration and system conversion Expected full realization of Sovereign cost savings. Continue Liberty transition and cost savings

Pro Forma Loan Composition

(Dollars in Thousands)

Veritex


1.1%
12.1%
14.0%
0.4%
11.9%
26.3%
3.4%
30.8%
Construction & Land
Home Equity
Nonowner-Occupied CRE
C & I
Residential Mortgage
Owner-Occupied CRE
Multifamily
Consumer, Farm & Other

Loans ($000)			
Construction & Land	$	136,332	12.1%
Residential Mortgage		157,249	14.0%
Home Equity		4,692	0.4%
Owner-Occupied CRE		134,572	11.9%
Nonowner-Occupied CRE		296,323	26.3%
Multifamily		38,265	3.4%
C & I		347,017	30.8%
Consumer, Farm & Other		12,136	1.1%
Total	$	1,126,586	100.0%

Yield	4.87%

Sovereign


0.8%
17.4%
1.7%
0.5%
15.6%
31.6%
3.5%
28.9%
Construction & Land
Home Equity
Nonowner-Occupied CRE
C & I
Residential Mortgage
Owner-Occupied CRE
Multifamily
Consumer, Farm & Other

Loans ($000)			
Construction & Land	$	137,845	17.4%
Residential Mortgage		13,491	1.7%
Home Equity		3,826	0.5%
Owner-Occupied CRE		123,982	15.6%
Nonowner-Occupied CRE		250,843	31.6%
Multifamily		27,505	3.5%
C & I		229,540	28.9%
Consumer, Farm & Other		5,980	0.8%
Total	$	793,012	100.0%

Yield	4.70%

Liberty


2.1%
21.7%
18.6%
3.9%
20.4%
12.1%
3.1%
18.2%
Construction & Land
Home Equity
Nonowner-Occupied CRE
C & I
Residential Mortgage
Owner-Occupied CRE
Multifamily
Consumer, Farm & Other

Loans ($000)			
Construction & Land	$	71,614	21.7%
Residential Mortgage		61,336	18.6%
Home Equity		12,923	3.9%
Owner-Occupied CRE		67,368	20.4%
Nonowner-Occupied CRE		39,842	12.1%
Multifamily		10,099	3.1%
C & I		60,188	18.2%
Consumer, Farm & Other		6,836	2.1%
Total	$	330,206	100.0%

MRQ Yield	4.98%

Pro Forma[1]


1.1%
15.4%
10.3%
1.0%
14.5%
26.1%
3.4%
28.3%
Construction & Land
Home Equity
Nonowner-Occupied CRE
C & I
Residential Mortgage
Owner-Occupied CRE
Multifamily
Consumer, Farm & Other

Loans ($000)			
Construction & Land	$	345,791	15.4%
Residential Mortgage		232,076	10.3%
Home Equity		21,441	1.0%
Owner-Occupied CRE		325,922	14.5%
Nonowner-Occupied CRE		587,008	26.1%
Multifamily		75,869	3.4%
C & I		636,745	28.3%
Consumer, Farm & Other		24,952	1.1%
Total	$	2,249,804	100.0%

MRQ Yield	4.83%

Source: 6/30/17 call report data from SNL.

(1) Pro forma represents combined Veritex, Sovereign and Liberty figures as of 6/30/17, excluding purchase accounting adjustments.

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Pro Forma Deposit Composition Source: 6/30/17 call report data from SNL. (1) Pro forma represents combined Veritex, Sovereign and Liberty figures as of 6/30/17, excluding purchase accounting adjustments. (2) Excludes holding company cash deposited at the bank. 15 27.8% 62.7% 1.3% 8.2% Noninterest-bearing Deposits IB Demand, Savings & MMDA Retail Time Deposits Jumbo Time Deposits 20.6% 30.1% 5.2% 44.1% Noninterest-bearing Deposits IB Demand, Savings & MMDA Retail Time Deposits Jumbo Time Deposits 33.6% 30.3%4.4% 31.7% Noninterest-bearing Deposits IB Demand, Savings & MMDA Retail Time Deposits Jumbo Time Deposits 26.3% 46.5% 3.1% 24.1% Noninterest-bearing Deposits IB Demand, Savings & MMDA Retail Time Deposits Jumbo Time Deposits (Dollars in Thousands) Deposit ($000) Deposits ($000) Deposits ($000) Deposits ($000) Noninterest-bearing Deposits (2) 337,057$ 27.8% Noninterest-bearing Deposits 167,843$ 20.6% Noninterest-bearing Deposits 130,988$ 33.6% Noninterest-bearing Deposits 635,888$ 26.3% IB De and, Savings & MMDA 758,9 1 62.7 IB Demand, Savings & MMDA 244, 1 3 .1 IB Demand, Savings & MMDA 18,224 0.3 IB Demand, Savings & MMDA 1,122,016 4 .5 Retail Ti e Deposits 15,858 1.3% Retail Time Deposits 2,668 5.2% Retail Time Deposits 7,075 4.4% Retail Time Deposits 75,601 3.1% Jumbo Time Deposits 99,241 8.2 Jumbo Ti e Deposits 358,555 44.1 Jumbo Ti e Deposits 123,489 31.7 Jumbo Ti e Deposits 581,285 24. Total 1,211,107$ 100.0% Total 813,907$ 100.0% Total 389,776$ 100.0% Total 2,414,790$ 100.0% MRQ Cost(2) 0.58% MRQ Cost 0.68% MRQ Cost 0.44% MRQ Cost 0.59% Pro Forma(1)Veritex Sovereign Liberty

Experienced Leadership 16 Executive Management C. Malcolm Holland, III Chairman of the Board, Chief Executive Officer  35 years of banking experience in Texas  Former CEO of Texas region for Colonial Bank, which grew from $625 million to $1.6 billion  Former President of First Mercantile Bank William C. Murphy Vice Chairman  45 years of banking experience  Former Chairman or CEO of several Dallas community banks  Has led 25 financial institution transactions Noreen E. Skelly Chief Financial Officer  30 years of banking experience  Former CFO of Highlands Bancshares, Inc.  Former SVP and Retail line of business chief finance officer for Comerica and LaSalle Banks Jeff Kesler Chief Lending Officer  16 years of banking experience  Former president of Dallas and Austin markets for Colonial Bank Clay Riebe Chief Credit Officer  30 years of banking experience  Former Chief Lending Officer of American Momentum Bank  Former market president of Citibank’s Bryan/College Station markets LaVonda Renfro Chief Retail Officer  32 years of banking experience  Former Retail Executive of Colonial Bank/BB&T  Former Senior Vice President, District Manager for Bank of America’s Austin and San Antonio markets Angela Harper Chief Risk Officer  25 years of banking experience  Former Senior Vice President, Credit Administration Officer and Risk Management Officer for the Texas Region of Colonial Bank

Reconciliation of Non-GAAP Measures

(Dollars in Thousands, Except Per Share)

The Company's management uses certain non-GAAP financial measures to evaluate its performance including tangible book value per common share and tangible common equity to tangible assets. The Company has included in this presentation information related to these non-GAAP financial measures for the applicable periods presented. Reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures are presented in the table below.

	As of December 31,						As of
	2011	2012	2013	2014	2015	2016	6/30/17
Total Stockholders' Equity	$ 58,676	$ 61,860	$ 66,239	$ 113,312	$ 132,046	$ 239,088	$ 247,602
Preferred Stock	(8,000)	(8,000)	(8,000)	(8,000)	-	-	-
Common Equity	50,676	53,860	58,239	105,312	132,046	239,088	247,602
Goodwill	(19,148)	(19,148)	(19,148)	(19,148)	(26,865)	(26,865)	(26,865)
Intangible Assets	(2,183)	(1,875)	(1,567)	(1,261)	(2,410)	(2,181)	(2,171)
Tangible Common Equity	29,345	32,837	37,524	84,903	102,771	210,042	218,566
Common Shares Outstanding	5,554	5,694	5,805	9,471	10,712	15,195	15,233
Tangible Book Value per Share	$ 5.28	$ 5.77	$ 6.46	$ 8.96	$ 9.59	$ 13.82	$ 14.35
Total Assets	$ 437,820	$ 524,127	$ 664,946	$ 802,231	$ 1,039,551	$ 1,408,507	$ 1,508,589
Goodwill	(19,148)	(19,148)	(19,148)	(19,148)	(26,865)	(26,865)	(26,865)
Intangible Assets	(2,183)	(1,875)	(1,567)	(1,261)	(2,410)	(2,181)	(2,171)
Tangible Assets	416,489	503,104	644,231	781,822	1,010,276	1,379,461	1,479,553
Tangible Common Equity	29,345	32,837	37,524	84,903	102,771	210,042	218,566
TCE / TA	7.0%	6.5%	5.8%	10.9%	10.2%	15.2%	14.8%

Source: Company documents.

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